UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported:) March 22, 2011
ALL AMERICAN GROUP, INC.
(Exact name of registrant as specified in its charter)

INDIANA	1-7160	35-1101097
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

2831 Dexter Drive, Elkhart, Indiana	46514
(Address of Principal Executive Offices)	(Zip Code)
(574) 266-2500
(Registrant’s telephone number,
including area code)
N/A
(Former Name or Former Address,
if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 22, 2011, All American Group, Inc., an Indiana corporation (“AAG”) and William P. Johnson, as Trustee, entered into a Liquidating Trust Agreement, creating the Specialty Vehicles Liquidating Trust (the “Liquidating Trust”) under Indiana law. Mr. Johnson is the former Chairman of the Board of AAG. Units of beneficial interest in the Liquidating Trust (the “Units”) will be issued to former shareholders of AAG as part of the consideration in the merger described in Items 5.07 and 8.01 of this Report. A copy of the executed Liquidating Trust Agreement is being filed as Exhibit 99 to this Report and is incorporated herein by reference.
     If AAG’s Specialty Vehicles business is sold within the time periods and for the minimum net proceeds provided for the in the merger agreement described in Items 5.07 and 8.01 of this Report, the Liquidating Trust will receive the net proceeds of such sale in excess of $5 million and distribute such excess to the holders of the Units.
Item 5.07 Submission of Matters to a Vote of Security Holders.
     On March 22, 2011, at a special meeting of AAG’s shareholders (the “Special Meeting”), AAG’s shareholders voted to adopt the Agreement and Plan of Merger, dated as of November 8, 2010, by and among All American Group Holdings, LLC, a Delaware limited liability company (“Acquiror”), All American Acquisition Corporation, an Indiana corporation (“Acquisition Sub”), AAG and Richard M. Lavers, as Shareholders Representative (the “Merger Agreement”) and approve the merger of Acquisition Sub with and into AAG contemplated thereby (the “Merger”).
     The adoption of the Merger Agreement and approval of the Merger required the affirmative vote of the holders of a majority of the outstanding common shares, without par value, of AAG (the “Common Shares”) that were entitled to vote at the Special Meeting. An aggregate of 36,757,069 Common Shares were entitled to vote. Holders of 24,956,684 Common Shares voted in favor of the Merger, holders of 3,427,022 Common Shares voted against the Merger, and holders of 647,662 Common Shares abstained.
Item 8.01 Other Events.
     On March 24, 2011, AAG filed Articles of Merger with the Secretary of State of the State of Indiana, pursuant to which Acquisition Sub merged with and into AAG, with AAG continuing as the surviving corporation. As a result of the Merger, AAG became a wholly owned subsidiary of Acquiror. Under the terms of the Merger Agreement, at the effective time of the Merger, each Common Share was canceled and ceased to exist, and except for those Common Shares held by AAG or its subsidiaries, Acquiror or its affiliates, or shareholders that perfect their dissenters’ rights under Indiana law, automatically converted into the right to receive $0.20 in cash, without interest, and one Unit of the Liquidating Trust (the “Merger Consideration”). Each Common Share held by Acquiror or its affiliates was converted into a right to receive one Unit of the Liquidating Trust. Common Shares held by shareholders that perfected dissenters’ rights under Indiana law ceased to be outstanding and entitle the holder only to the rights provided under Indiana law.
     Before the effective time of the Merger, all outstanding options to purchase Common Shares, whether or not exercisable or vested, were canceled. Each such option had an exercise price in excess of the amount of the Merger Consideration.
     The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2 to AAG’s Current Report on Form 8-K filed with the SEC on November 10, 2010, and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d)

(99)	Liquidating Trust Agreement, dated as of March 22, 2011, by and between All American Group, Inc. and William P. Johnson, as Trustee

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL AMERICAN GROUP, INC.
Date: March 22, 2011	By:	/s/ Martin Miranda
Martin Miranda, Secretary